Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Ruth Ann Wisener, 479-290-4235

TYSON REPORTS SECOND QUARTER

AND SIX MONTHS RESULTS

•	Tyson Chicken, Beef and Pork sales volumes increased 7.4%, 6.1% and 0.5%, respectively, quarter over quarter
•	Oversupply of all proteins negatively impacted sales prices and operating results
•	Some margin recovery is expected in the latter half of year
•	Fiscal 2006 diluted earnings per share are now estimated to be $(0.25) to $0.10

Springdale, Arkansas – May 1, 2006 - Tyson Foods, Inc. (NYSE: TSN), today reported a loss of $(0.37) per diluted share for the second fiscal quarter ended April 1, 2006, compared to $0.21 diluted earnings per share in the same quarter last year. Second quarter 2006 sales were $6.3 billion compared to $6.4 billion for the same period last year. Operating loss was $(141) million compared to operating income of $183 million, and net loss was $(127) million compared to net income of $76 million, for the same period last year.

Pretax loss for the second quarter of fiscal 2006 included $59 million, or $0.11 per diluted share, of costs related to beef and prepared foods plant closings.

Pretax earnings for the second quarter of fiscal 2005 included $2 million of costs related to poultry and prepared foods plant closings.

Loss per diluted share for the first six months of fiscal 2006 was $(0.26) compared to diluted earnings per share of $0.35 in the same period last year. Sales for the first six months of fiscal 2006 were $12.7 billion compared to $12.8 billion for the same period last year. Operating loss for the first six months of fiscal 2006 was $(27) million compared to operating income of $312 million, and net loss was $(88) million compared to net income of $124 million, for the same period last year.

Pretax loss for the first six months of fiscal 2006 included $59 million, or $0.11 per diluted share, of costs related to beef and prepared foods plant closings.

Pretax earnings for the first six months of fiscal 2005 included $12 million received in connection with vitamin antitrust litigation, a gain of $8 million from the sale of the Company’s remaining interest in Specialty Brands, Inc. and $5 million of costs related to poultry and prepared foods plant closings. The combined effect increased diluted earnings per share by $0.03.

In the second quarter of fiscal 2006, the Company issued $1.0 billion of new 6.60% senior unsecured notes, which will mature in fiscal 2016. The Company will use the net proceeds of this offering for general corporate purposes and for the repayment of its outstanding $750 million principal amount of 7.25% Notes due October 1, 2006. The Company’s short-term investment currently includes $750 million of proceeds from the new issuance.  These funds are on deposit in an interest bearing account with a trustee and will be used for the repayment of the Notes maturing October 1, 2006.

“We said the second quarter would be very tough, and it was even tougher than we anticipated,” John Tyson, chairman and CEO of Tyson Foods, said. “This quarter’s results reflect the depressed markets and the oversupply of all proteins. The Beef segment suffered from low capacity utilization and declining boxed beef prices. The negative effect of high live cattle prices and lower sales prices was made worse by interruptions in export markets. Those factors combined to produce significant losses in the Beef segment. The protein oversupply, in addition to higher operating costs, affected our Pork segment as well.

“On the upside, the Company’s sales volume increased and the Chicken segment stayed in positive territory. Our focus on value-added products and effective management of controllable costs helped our Chicken segment’s performance. Also, I am encouraged by our Prepared Foods segment margins which, when adjusted for plant closings, continue to move in the right direction.

TYSON FOODS, INC.

News Release

May 1, 2006

“The impact of the oversupply of protein is expected to diminish in the second half of the year. We expect the third and fourth quarters to be better as demand improves, but they still will be difficult.

“We recently announced Wade Miquelon will join us as CFO in June. We look forward to welcoming him to the Company, and we’re excited about his experience in consumer products and international markets. He is joining a strong team, and together they will help us execute our business strategy.”

Outlook

Based upon the Company’s outlook for fiscal year 2006, including its view of all the various markets, the Company now estimates its fiscal 2006 diluted earnings per share to be in the range of $(0.25) to $0.10.

Segment Performance Review (in millions)

Sales
(for the second quarter and six months ended April 1, 2006, and April 2, 2005)
	Second Quarter				Six Months
				Avg. Sales				Avg. Sales
	Sales	Sales	Volume	Price	Sales	Sales	Volume	Price
	2006	2005	Change	Change	2006	2005	Change	Change
Chicken	$2,010	$2,056	7.4%	(8.9)%	$4,046	$4,122	3.7%	(5.4)%
Beef	2,854	2,774	6.1%	(3.0)%	5,772	5,569	3.2%	0.5%
Pork	729	828	0.5%	(12.4)%	1,521	1,673	1.0%	(10.0)%
Prepared Foods	641	690	(0.7)%	(6.5)%	1,334	1,423	(1.6)%	(4.8)%
Other	17	11	n/a	n/a	32	24	n/a	n/a
Total	$6,251	$6,359	5.1%	(6.5)%	$12,705	$12,811	2.7%	(3.4)%

Operating Income (Loss)
(for the second quarter and six months ended April 1, 2006, and April 2, 2005)
	Second Quarter				Six Months
			Operating Margin				Operating Margin
	2006	2005	2006	2005	2006	2005	2006	2005
Chicken	$9	$143	0.4%	7.0%	$132	$247	3.3%	6.0%
Beef	(188)	(19)	(6.6)%	(0.7)%	(252)	(35)	(4.4)%	(0.6)%
Pork	9	19	1.2%	2.3%	20	34	1.3%	2.0%
Prepared Foods	9	20	1.4%	2.9%	33	32	2.5%	2.2%
Other	20	20	n/a	n/a	40	34	n/a	n/a
Total	$(141)	$183	(2.3)%	2.9%	$(27)	$312	(0.2)%	2.4%

TYSON FOODS, INC.

News Release

May 1, 2006

Chicken (32.2% of Net Sales – 2nd Quarter 2006)

(31.8% of Net Sales – Six Months 2006)
• Increased Chicken sales volumes were offset by the oversupply of proteins and reduced export prices

Chicken segment volume improvement was more than offset by lower sales prices, resulting in sales decreasing 2.2% and 1.8% in the second quarter and six months of fiscal 2006 as compared to the same periods last year.

Chicken segment operating income decreased $134 million and $115 million in the second quarter and six months of fiscal 2006, respectively, as compared to the same periods last year. Operating income was negatively impacted by lower average sales prices, primarily due to an oversupply of proteins in the marketplace. Additionally, the discovery of H5N1 avian influenza in certain foreign markets reduced export prices. Unprecedented leg quarter inventories delayed the recovery of the export prices. Also, operating income was negatively impacted by higher energy costs, higher grain costs and decreased margins at the Company’s operations in Mexico. Operating income was positively impacted by improved results from the Company’s commodity risk management activities related to grain purchases as it realized net losses of $4 million for both the second quarter and six months of fiscal 2006, as compared to net losses of $10 million and $33 million realized in the same periods last year.

Beef (45.7% of Net Sales – 2nd Quarter 2006)

(45.4% of Net Sales – Six Months 2006)
•	Increased volumes resulted in increased sales, which were more than offset by the inability to achieve satisfactory margins

Beef segment sales increased 2.9% and 3.6% in the second quarter and six months of fiscal 2006, respectively, as compared to the same periods last year. The increase in the second quarter of fiscal 2006 was primarily due to a 6.1% increase in sales volumes, offset partially by a 3.0% decrease in average sales prices. The increase in sales for the six months of fiscal 2006 was primarily due to a 3.2% increase in volumes, as well as a slight increase in average sales prices.

Beef segment operating results decreased $124 million and $162 million in the second quarter and six months of fiscal 2006, respectively, as compared to the same periods last year, excluding plant closing related accruals of $45 million recorded in the second quarter and six months of fiscal 2006 and $10 million received in the six months of fiscal 2005 in connection with vitamin antitrust litigation. Beef segment operating results were negatively impacted by continued high operating costs, the oversupply of proteins in the marketplace and by the continued restrictions of certain key beef export markets. Additionally, beef operating results for the three months ended April 1, 2006, were negatively impacted by net losses of $18 million from the Company’s commodity risk management activities related to its fixed forward boxed beef sales and forward live cattle purchases, a decrease of $28 million from the same period last year. Beef operating results for the six months ended April 1, 2006, were negatively impacted by $21 million from the Company’s commodity risk management activities, a decrease of $19 million from the same period last year. Decreased volumes and margins at the Company’s Lakeside operation in Canada, due in part to the labor strike occurring in the first quarter of fiscal 2006, also negatively impacted the Beef segment’s operating results.

TYSON FOODS, INC.

News Release

May 1, 2006

Pork (11.7% of Net Sales – 2nd Quarter 2006)

(12.0% of Net Sales – Six Months 2006)
•	Lower live costs were more than offset by decreased average sales prices and higher per head operating costs

Pork segment volume improvement was more than offset by lower sales prices, resulting in sales decreasing 12.0% and 9.1% in the second quarter and six months of fiscal 2006, respectively, as compared to the same periods last year.

Pork segment operating income decreased $10 million and $12 million in the second quarter and six months of fiscal 2006, respectively, as compared to the same periods last year, excluding $2 million received in the six months of fiscal 2005 in connection with vitamin antitrust litigation. Operating income was negatively impacted by higher operating costs per head and an oversupply of proteins in the marketplace, resulting in decreased average sales prices, partially offset by lower average live prices.

Prepared Foods (10.3% of Net Sales – 2nd Quarter 2006)

(10.5% of Net Sales – Six Months 2006)
• Excluding plant closing charges, operating margins improved, driven by decreased raw material costs

Prepared Foods segment sales decreased 7.1% and 6.3% in the second quarter and six months of fiscal 2006, as compared to the same periods last year. The decrease in sales was primarily due to lower average sales prices and slightly lower sales volumes, partially due to the planned rationalization of lower margin product lines.

Prepared Foods segment operating income increased $3 million and $12 million in the second quarter and six months of fiscal 2006, respectively, as compared to the same periods last year, excluding plant closing related accruals of $14 million recorded in the second quarter and six months of fiscal 2006 and $3 million recorded in the six months of fiscal 2005. The increases were primarily due to decreased raw material costs, partially offset by lower average sales prices.

TYSON FOODS, INC.

News Release

May 1, 2006

TYSON FOODS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	April 1,	April 2,	April 1,	April 2,
	2006	2005	2006	2005

Sales	$6,251	$6,359	$12,705	$12,811
Cost of Sales	6,097	5,937	12,203	12,026
	154	422	502	785
Selling, General and Administrative	236	237	470	468
Other Charges	59	2	59	5

Operating Income (Loss)	(141)	183	(27)	312
Other Expenses:
Interest	58	58	109	116
Other	1	5	4	-
Income (Loss) before Income Taxes	(200)	120	(140)	196

Income tax (benefit) expense	(73)	44	(52)	72

Net Income (Loss)	$(127)	$76	$(88)	$124

Weighted Average Shares Outstanding:
Class A Basic	247	242	245	242
Class B Basic	99	102	100	102
Diluted	346	357	345	357
Earnings (Loss) Per Share:
Class A Basic	$(0.38)	$0.23	$(0.26)	$0.37
Class B Basic	$(0.34)	$0.20	$(0.24)	$0.33
Diluted	$(0.37)	$0.21	$(0.26)	$0.35
Cash Dividends Per Share:
Class A	$0.040	$0.040	$0.080	$0.080
Class B	$0.036	$0.036	$0.072	$0.072

Sales Growth (Decline)	(1.7)%	3.3%	(0.8)%	1.2%
Margins: (Percent of Sales)
Gross Profit	2.5%	6.6%	4.0%	6.1%
Operating Income (Loss)	(2.3)%	2.9%	(0.2)%	2.4%
Net Income (Loss)	(2.0)%	1.2%	(0.7)%	1.0%
Effective Tax Rate	(36.2)%	36.6%	(36.8)%	36.6%

TYSON FOODS, INC.

News Release

May 1, 2006

TYSON FOODS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In millions)

	(Unaudited) April 1, 2006	(Restated) October 1, 2005
Assets
Current Assets:
Cash and cash equivalents	$39	$40
Short-term investment	751	-
Accounts receivable, net	1,145	1,214
Inventories	2,118	2,062
Other current assets	118	169
Total Current Assets	4,171	3,485
Net Property, Plant and Equipment	4,050	4,007
Goodwill	2,502	2,502
Other Assets	549	510
Total Assets	$11,272	$10,504

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$803	$126
Trade accounts payable	990	961
Other current liabilities	978	1,070
Total Current Liabilities	2,771	2,157
Long-Term Debt	3,183	2,869
Deferred Income Taxes	576	638
Other Liabilities	165	169
Shareholders’ Equity	4,577	4,671
Total Liabilities and Shareholders’ Equity	$11,272	$10,504

TYSON FOODS, INC.

News Release

May 1, 2006

TYSON FOODS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	April 1,	April 2,	April 1,	April 2,
	2006	2005	2006	2005
Cash Flows From Operating Activities:
Net income (loss)	$(127)	$76	$(88)	$124
Depreciation and amortization	128	125	253	251
Plant closing-related charges	52	1	52	4
Deferred income taxes and other	(72)	26	(121)	(28)
Net changes in working capital	9	(193)	77	106

Cash Provided by (Used for) Operating Activities	(10)	35	173	457

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(168)	(122)	(357)	(232)
Proceeds from sale of assets	2	7	13	16
Investment in marketable securities	(42)	(39)	(39)	(34)
Purchase of short-term investment	(750)	-	(750)	-
Other	5	(3)	10	2

Cash Used for Investing Activities	(953)	(157)	(1,123)	(248)

Cash Flows From Financing Activities:
Net change in debt	6	132	(1)	(160)
Proceeds from Notes offering	992	-	992	-
Purchases of treasury shares	(8)	(11)	(20)	(27)
Dividends	(13)	(13)	(27)	(27)
Stock options exercised and other	5	6	19	5

Cash Provided by (Used for) Financing Activities	982	114	963	(209)

Effect of Exchange Rate Change on Cash	(10)	2	(14)	2

Increase (Decrease) in Cash and Cash Equivalents	9	(6)	(1)	2

Cash and Cash Equivalents at Beginning of Period	30	41	40	33

Cash and Cash Equivalents at End of Period	$39	$35	$39	$35

TYSON FOODS, INC.

News Release

May 1, 2006

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is the world’s largest processor and marketer of chicken, beef and pork and the second-largest food company in the Fortune 500 and a member of the S&P 500. The company produces a wide variety of protein-based and prepared food products, which are marketed under the “Powered by Tyson™” strategy. Tyson is the recognized market leader in the retail and foodservice markets it serves, providing products and service to customers throughout the United States and more than 80 countries. Tyson has approximately 114,000 Team Members employed at more than 300 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company’s financial results will be held at 9 a.m. Eastern today. To listen live via telephone, call 888-677-1801. For security reasons, the pass code and the leader’s name will be required to join the call. The pass code is Tyson Foods and the leader’s name is Ruth Ann Wisener. International callers dial 773-681-5870. The call also will be webcast live on the Internet at http://ir.tysonfoodsinc.com. Financial information, such as this news release, as well as other supplemental data, including Company distribution channel information, can be accessed from the Company’s web site at http://ir.tysonfoodsinc.com. A telephone replay will be available until May 31 at 7:00 p.m. Eastern at 800-839-2347. International callers dial 402-998-0556.

Forward-Looking Statements

The Company and its representatives may from time to time make written or oral forward-looking statements, such as statements relating to expected earnings and results. These forward-looking statements are subject to a number of factors and uncertainties which could cause the Company’s actual results and experiences to differ materially from the anticipated results and expectations, expressed in such forward-looking statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from the anticipated results and expectations expressed in such forward-looking statements are the following: (i) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, or feed grains, and energy; (ii) market conditions for finished products, including competition from other global and domestic food processors, the supply and pricing of alternative proteins, and the demand for alternative proteins; (iii) risks associated with effectively evaluating derivatives and hedging activities; (iv) access to foreign markets together with foreign economic conditions, including currency fluctuations, and import/export restrictions and foreign politics; (v) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)) which could have an effect on livestock owned by the Company, the availability of livestock for purchase by the Company, consumer perception of certain protein products or the Company’s ability to access certain domestic and foreign markets; (vi) successful rationalization of existing facilities, and the operating efficiencies of the facilities; (vii) changes in the availability and relative costs of labor and contract growers, and the ability of the Company to maintain good relationships with employees, labor unions, contract growers and independent producers providing livestock to the Company; (viii) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (ix) changes in consumer preference and diets, and the Company’s ability to identify and react to consumer trends; (x) significant marketing plan changes by large customers, or the loss of one or more large customers; (xi) adverse results from litigation; (xii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiii) changes in regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws and occupational, health and safety laws; (xiv) the ability of the Company to make effective acquisitions and successfully integrate newly acquired businesses into existing operations; (xv) effectiveness of advertising and marketing programs; and (xvi) the effect of, or changes in, general economic conditions.